Exhibit 10.1

701 market street, suite 200 philadelphia, pa 19106 | p 215-546-7909 f 215-971-8494 www.fivebelow.com

December 2, 2024

Winnie Park

Via email: winniepu1993@gmail.com

Dear Ms. Park,

On behalf of Five Below, Inc. (the “Company”), I am proud to extend you an offer to join our Company! Details of your employment terms, including your compensation and benefits, are listed on Appendix A to this letter.

Please carefully review this letter and its terms, which supersede any other oral or written agreements or promises made to you. If you have any questions about this offer, please feel free to contact me at tom.vellios@fivebelow.com or our EVP of Human Resources, molly.gellerman@fivebelow.com.

By accepting this offer, you acknowledge that your employment with the Company will be “at-will”, which means that you can resign or terminate your employment at any time, and the Company may terminate your employment at any time and for any lawful reason, with or without cause or advance notice. This at-will employment relationship cannot be changed except as approved in writing by a duly authorized Company officer. Through your acceptance you also represent that you will not be prevented from performing any of your duties for the Company as a result of any agreement, contractual or other obligation (including, without limitation, any non-competition, proprietary information or confidentiality agreement with any prior employer).

Finally, you should note that this offer of employment is expressly conditioned on (1) your signing and returning this letter and the Restrictive Covenant Agreement attached as Appendix B (the “Restrictive Covenant Agreement”); (2) your satisfactory completion of the Company’s background check process; and (3) proof of your legal authorization to work in the United States.

We are excited about working with you and having you as part of our team. If acceptable, please countersign this letter and the enclosed Restrictive Covenant Agreement and return the signed copies to me via email by end of day Monday, December 2, 2024.

Sincerely,

/s/ Thomas Vellios
Thomas Vellios
Executive Chairman

I have read and understand the terms of this offer (including the attached Appendices) and accept it as presented:

/s/ Winnie Park	December 2, 2024
Winnie Park	Date

701 market street, suite 200 philadelphia, pa 19106 | p 215-546-7909 f 215-971-8494 www.fivebelow.com

Appendix A: Terms of Employment and Summary of Benefits

Below is a summary of the terms of your employment and the benefits you may be eligible for as an employee of Five Below. This is a summary only. You can find additional benefits information at https://benefits.fivebelow.com.

1.	Title & Reporting:	Chief Executive Officer (with additional statutory title of President per the Company’s bylaws) reporting to the Board of Directors of the Company

2.	Expected Start Date:	December 16, 2024 (it being understood that you have a preexisting vacation scheduled from December 21, 2024 through January 5, 2024)

3.	Assigned Work Location:

Company headquarters located in Philadelphia, PA

Relocation to a permanent residence within 75 miles of the Company’s headquarters is required as a condition on emplyment by no later than the date which is twelve (12) months after the start date

4.	Annualized Base Salary:	$1,100,000, less required deductions and withholdings, to be paid every other week. Your base salary will be eligible for review annually in the Spring.

5.	STIP:

You will be eligible to participate in the Company’s Short-Term Incentive Plan (“STIP”) with your initial participation beginning in the fiscal year 2025. The amount of the payout under the STIP will depend on a combination of various Company performance measures established by the Compensation Committee of the Company’s Board of Directors and/or the Board of Directors, as well as your achievement of individual performance goals as determined by the Committee and/or the Board. To be eligible to receive a payout under the STIP you must be actively employed by the Company on the date the payout under the STIP is paid.

Your target STIP payout will be 125% of your annual base salary.

6.	LTIP:

Initial Equity Grant: You will receive an initial equity grant under our LTIP equal to $1,000,000 in time-vested restricted stock units (“RSUs”). The actual number of RSUs shall be determined by dividing $1,000,000 by the closing price of the Company’s common stock on the grant date, which shall be the later of your start date or the date of approval by the Compensation Committee. Subject to your continued employment on the applicable vesting date, these initial RSUs will vest ratably over a two-year period with 50% of the award vesting each year on the anniversary of the grant date.

Annual Grants: Beginning in Spring 2025, you will be eligible to receive your first annual equity grant, pursuant to the LTIP, with a grant value equal to $4,000,000. This grant will be subject to the same terms and conditions as applicable to other named executive officers of the Company which will be allocated between time-vested restricted stock units (“RSUs”) and performance-vested restricted stock units (“PRSUs”) consistent with the allocation for other named executive officers of the Company (with the current allocation being 25% RSUs and 75% PRSUs).

7.	Health and Wellness Benefits:	Full-time associates are eligible to enroll in Five Below health and wellness benefits effective their first day of hire. Please visit our Benefits Hub at https://myfivebelowbenefits.com in order to review the Company’s benefit offerings. Once your employment begins, you must take action to elect your health benefits during your first 30 days of employment or you will be unable to participate in our health plans until the next annual Open Enrollment period, unless you experience a Qualifying Life Event (QLE). Shortly after your start date, you will receive an enrollment communication to the personal email address we have on file. If you do not receive this message, contact the benefits department immediately at benefits@crewservices.zendesk.com. Part-time associates may be eligible to enroll in Five Below’s benefits programs at their own expense.

701 market street, suite 200 philadelphia, pa 19106 | p 215-546-7909 f 215-971-8494 www.fivebelow.com

8.	401(k) Plan:	Regular full-time associates that are at least age 21 are eligible to participate in the Five Below 401(k) Plan on the first semi-yearly date (January 1st or July 1st) following their start date. Once eligible to participate, associates can enroll at any time. Deferral elections and changes are processed monthly. Part-time, temporary and seasonal associates may become eligible to participate in the 401(k) Plan provided they meet additional service requirements (generally, 1,000 hours worked in a 12-month period).

9.	Vacation and Personal Days:	You will be entitled to 120 hours of vacation time, and 40 hours of personal/sick time in your first full Five Below Plan Year (May 1 to April 30). For the initial Plan Year, starting on January 6, 2025 end ending on April 30, 2025, you will be entitled to 40 hours of vacation time and 14 hours of personal / sick time.

10.	Relocation Benefits:

The Company agrees to pay for the relocation expenses listed in Tier 1 of its Relocation Policy. Please refer to the Relocation Policy emailed to you separately. Certain relocation expenses may be subject to payroll taxes and included in wages on your W-2. If within the first twenty-four months of your start date, the Company terminates your position with “Cause” (see below in item 12) or you choose to terminate voluntarily your position without “Good Reason” (see below in item 12), you will be required to repay the Company per the schedule referenced in the appendix of my policy. The Company may retain any compensation owing to you as repayment for any and all relocation expenses owed as mentioned above. Of these expenses you will be obligated to repay within 30 days following the effective employment termination date and accept responsibility of any tax liabilities, credits, and/or deductions that may incur as a result of this agreement and offer. Your execution of this offer letter provides written approval for Five Below to deduct, consistent with applicable law, from your final or earlier paychecks any amount owed to Five Below for relocation expenses.

Temporary housing benefits (for up to $15,000 per month) shall extend for up to twelve (12) months notwithstanding the terms of the Relocation Policy.

11.	Severance Benefits:

As Chief Executive Officer, you will be eligible for the following severance benefits in the event you are terminated without “Cause” (see below in item 12), or if you resign for “Good Reason” (see below in item 12). These severance benefits are in lieu of any other severance benefits provided to Company employees (including, without limitation, the Company’s Executive Severance Plan)

Upon a termination of your employment (i) by the Company without Cause, or (ii) by you for Good Reason, you will be entitled to:

1.  24 months of Base Salary continuation following such termination, payable in accordance with the Company’s normal payroll practices in effect from time to time and such payments will commence on the first payroll date of the Company following the thirtieth (30th) day after the termination of your employment (the “First Payroll Date”), subject to any delay required under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The portion of the severance pay that would have been paid to you during the period between the termination of your employment and the First Payroll Date had no thirty-day delay been required will be paid to you in a lump sum on the First Payroll Date and thereafter the remaining portion of the severance pay will be paid without delay as provided in this paragraph; and

701 market street, suite 200 philadelphia, pa 19106 | p 215-546-7909 f 215-971-8494 www.fivebelow.com

2.  a pro rata portion of any earned but unpaid annual bonus for the fiscal year in which the Executive’s termination of employment occurs. Such pro rata bonus shall be calculated based on the number of days the Executive was employed during the applicable fiscal year prior to the termination date, divided by 365, and shall be determined based on the Company’s actual performance in accordance with the terms of the applicable bonus plan. Payment of the pro rata bonus, if any, shall be made at the same time bonuses are paid to other executives under the applicable bonus plan, and shall be subject to applicable taxes and withholdings; and

3.  monthly payments equal to the applicable monthly premium for COBRA continuation coverage for so long as you are receiving such continuation coverage up to 18 months after such termination, commencing on the First Payroll Date; provided that the portion of the COBRA premiums paid by you during the period between the termination of your employment and the First Payroll Date, if any, had no thirty-day delay been required will be paid to you in a lump sum on the First Payroll Date.

Notwithstanding the foregoing, all severance benefits will be contingent upon your execution of a fully effective general release of claims against the Company and its affiliates, in substantially the form attached hereto as Appendix C (the “Release”) and on such Release becoming irrevocable within 30 days following the termination of your employment.

For purposes of these severance provisions, references to termination of your employment will be construed to mean “separation from service” (as such term is defined in Treas. Reg. Section 1.409A-1(h), including the default presumptions).

To the maximum extent permitted under Section 409A of the Code (“Section 409A”), the severance payments and benefits payable under this subsection are intended to be exempt from Section 409A. If any payment, compensation or other benefit provided to you in connection with the termination of your employment is determined by the Company, in whole or in part, not to be so exempt and to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are a specified employee as defined in Section 409A(a)(2)(B)(i), then notwithstanding any provision to the contrary herein, such “nonqualified deferred compensation” will not be paid before (i) the first regularly scheduled payroll date following the sixth (6th) month after the termination of your employment or (ii) the first regularly scheduled payroll date following your death (the “ New Payment Date ”). The aggregate of any payments that otherwise would have been paid to you during the period between the date of termination and the New Payment Date will be paid to you in a lump sum on such New Payment Date. Thereafter, any such payments that remain outstanding as of the day immediately following the New Payment Date will be paid without delay over the time period originally scheduled, in accordance with the terms of this subsection.

Notwithstanding the other provisions hereof, this agreement is intended to comply with or be exempt from the requirements of Section 409A, to the extent applicable, and this agreement shall be interpreted to avoid any penalty sanctions under Section 409A. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with or be exempt from Section 409A. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. In no event may you designate the calendar year of payment of any severance benefits payable to you under this agreement.

701 market street, suite 200 philadelphia, pa 19106 | p 215-546-7909 f 215-971-8494 www.fivebelow.com

Notwithstanding anything to the contrary contained in this agreement, all reimbursements and in-kind benefits provided hereunder shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during your lifetime or such lesser period herein specified, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a taxable year may not affect the expenses eligible for reimbursement, or in- kind benefits to be provided, in any other taxable year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

12.	Definition of “Cause” and “Good Reason”

As to you, the definitions of “Cause” and “Good Reason” and the related terms are as follows for all purposes (including, without limitation, under the severance benefits described herein and the relocation benefits described herein):

For this purpose:

“Cause” means (i) alcohol abuse or use of controlled drugs (other than in accordance with a physician’s prescription); (ii) refusal, failure or inability to perform any material obligation or fulfill any duty (other than any duty or obligation of the type described in clause (iv) below) to the Company (other than due to a “Disability,” as defined in the Company Equity Incentive Plan), which failure, refusal or inability is not cured within 10 days after delivery of notice thereof; (iii) gross negligence or willful misconduct in the course of employment; (iv) any material breach of any obligation or duty to the Company or any of its affiliates (whether arising by statute, common law, contract or otherwise) relating to confidentiality, noncompetition, nonsolicitation or proprietary rights; (v) other conduct, material in nature, involving any type of disloyalty to the Company or any of its affiliates, including, without limitation, fraud, embezzlement, theft or proven dishonesty; (vi) conviction of (or the entry of a plea of guilty or nolo contendere to) a misdemeanor involving moral turpitude or a felony. For avoidance of doubt a termination of your employment due to a Disability will not constitute a termination by the Company without Cause hereunder;

“Good Reason” means (i) a material diminution in your base salary or target STIP payment; (ii) a material, adverse change in your authority, duties, title or responsibilities as an employee of the Company from those in effect on the start date; (iii) a requirement that you report to anyone other than the Board; (iv) any willful action or inaction that constitutes a material breach by the Company of any of its covenants or obligations under this Agreement; or (v) the relocation of the geographic location of your principal place of employment by more than 50 miles from the Company’s principal executive office on the start date; provided, that, no event described above shall constitute “Good Reason” unless (x) you provide written notice of the event within the 60-day period following the initial occurrence of such Good Reason event, and (y) the Company has not cured such event within 30 days of receipt of such notice. For the avoidance of doubt, Good Reason shall not exist hereunder unless and until the thirty-day cure period following receipt by the Company of your written notice expires and the Company shall not have cured such circumstances, and in such case your employment shall terminate for Good Reason if you provide notice to the Company within 15 days following the expiration of such thirty-day cure period that you wish to resign on account of “Good Reason,” and your termination date shall become effective on the first business day that occurs at least 15 days thereafter.

13.	Board Service	Upon your start date, the Board of Directors of the Company shall increase the size of the Board by one and will add you to serve as a director. You will stand for re-election initially at the upcoming Annual Meeting of Shareholders in 2025. For so long as you remain in the position of Chief Executive Officer and neither you nor the Company have provided notice of termination to the other, the Board will nominate you for election to the Board in advance of each annual shareholders meeting.

701 market street, suite 200 philadelphia, pa 19106 | p 215-546-7909 f 215-971-8494 www.fivebelow.com

Upon cessation of your employment for any reason, you will immediately resign as a member of the Board and from any and all other positions you then hold with the Company and/or its affiliates.

14.	Other

You agree to resign your position as a director of Dollar Tree, Inc. by your start date with the Company.

The Company will reimburse you up to $20,000 for your reasonable attorney’s fees incurred by you in negotiating this agreement.

You agrees that, following any cessation of your employment and subject to reimbursement of your reasonable expenses, you will cooperate with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) in which you were in any way involved during your employment with the Company. You agree to render such cooperation in a timely manner on reasonable notice from the Company, provided the Company exercises reasonable efforts to limit and schedule the need for your cooperation so as not to materially interfere with your other professional obligations.

701 market street, suite 200 philadelphia, pa 19106 | p 215-546-7909 f 215-971-8494 www.fivebelow.com

APPENDIX B

RESTRICTIVE COVENANT AGREEMENT

[see attached]

701 market street, suite 200 philadelphia, pa 19106 | p 215-546-7909 f 215-971-8494 www.fivebelow.com

FIVE BELOW, INC.

NON-SOLICITATION, NON-DISCLOSURE, NON-COMPETE AND

PROPRIETARY INFORMATION AGREEMENT

As a condition of my employment with Five Below, Inc., its subsidiaries, affiliates, successors or assigns (together the “Company”), and in consideration of my employment with the Company and my receipt of the past, present and future compensation paid to me by Company, I agree to the following:

1. Proprietary Information

1.1. I agree that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business, business relationships or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include (a) documents which are prepared by you, including all correspondence, memoranda, notes, summaries, analyses, studies, models, extracts of and documents and records reflecting, based on or derived from Proprietary Information as well as all copies and other reproductions thereof, whether in writing or stored or maintained in or by electronic, magnetic or other means, media or devices (all such documents and writings which are prepared by you are sometimes referred to herein as “Evaluation Documents”); (b) inventions, products, processes, methods, techniques, projects, developments, plans, research data, financial data, personnel data, computer programs, customer and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company; and (c) shall not include information which is or becomes generally available to the public other than as a result of a disclosure by you.

1.2. I have not and will not disclose any Proprietary Information to any person or entity other than other employees of the Company nor have I used or will I use the same for any purposes (other than in the performance of my duties as an employee of the Company) without written approval by an officer of the Company, either during or after my employment with the Company, unless and until such Proprietary Information has become public knowledge through no fault of my own.

1.3. I agree that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by me or others, which have or shall come into my custody or possession, shall be and are the exclusive property of the Company to be used by me only in the performance of my duties for the Company. All such materials or copies thereof and all tangible property of the Company in my custody or possession shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of my employment. After such delivery, I shall not retain any such materials or copies thereof or any such tangible property.

1.4. I agree that my obligation not to disclose or to use information and materials of the types set forth in Sections 1.1 and 1.2 above, and my obligation to return materials and tangible property, set forth in paragraph 1.3 above, also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to me.

701 market street, suite 200 philadelphia, pa 19106 | p 215-546-7909 f 215-971-8494 www.fivebelow.com

1.5. I agree that for a period of two (2) years from the date of the termination of my engagement by the Company for any reason, I will not, either directly or indirectly, on my own behalf or in the service of, together with, or on behalf of any other person engage or participate, or provide any service to the following companies and/or retail nameplates Dollar Tree, Family Dollar, Dollar General, Popshelf, Party City, or any person that is engaged or plans to engage, in any business that (i) sells a majority of retail product or products at fixed price points of $10 or less, or any combination of one or more price points of $10 or less, (ii) sells a majority of retail product or products at fixed priced points of $1 (or integral multiples thereof) or less..

1.6. I have been notified that Federal law provides certain protections to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances. Specifically, I have been notified that federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions:

1.6.1. Where the disclosure is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or

1.6.2. Where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

I also understand that Federal law also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

1.7. Moreover, notwithstanding anything herein to the contrary, I have been notified that nothing herein shall me (x) from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of federal law or regulation, or (y) require prior authorization or approval by the Company or notice to the Company of any such report. Further, I understand that nothing in this Agreement shall prohibit me from collecting a reward from a governmental agency or entity in connection with any such report.

701 market street, suite 200 philadelphia, pa 19106 | p 215-546-7909 f 215-971-8494 www.fivebelow.com

2. Developments.

2.1. If at any time or times during my employment, including, without limitation, prior to the date of my execution of this agreement, I have (either along or with others) made, conceived, created, discovered, invented or reduced to practice, or I shall (either alone or with others) make, conceive, create, discover, invent or reduce to practice, any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, trade secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes or subject to analogous protection) (hereinafter, “Developments”) that (i) relates to the business of the Company or any customer of or supplier to the Company in connection with such customer’s or supplier’s activities with the Company or any of the products or services being developed, manufactured or sold by the Company or which may be used in relation therewith, (ii) results (or resulted) from tasks assigned to me by the Company or (iii) results (or resulted) from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company, such Developments and the benefits thereof are and/or shall immediately become the sole and absolute property of the Company and its assigns, as works made for hire or otherwise, and I shall promptly disclose to the Company (or any persons designated by it) each such Development and, as may be necessary to ensure the Company’s ownership of such Developments, I hereby assign any right, title and interest (including, but not limited to, any copyrights and trademark rights) in and to the Developments and benefits and/or rights resulting therefrom to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to the Company.

2.2. I will, during my employment and at any time thereafter, at the request and cost of the Company, promptly sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require: (i) to apply for, obtain, register and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights, trademarks or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and (ii) to defend any judicial, opposition or other proceedings in respect of such applications and any judicial, opposition or other proceedings or petitions or applications for revocation of such letters patent, copyright, trademark or other analogous protection.

3. Conflicting Employment and Non-Competition. I agree that, during the term of my employment with the Company that I will not engage in any activities that conflict with my obligations to the Company. Without limitation of the foregoing, your appointment to the board of directors or over governing body of an organization is only permitted if approved by the Board.

4. Solicitation of New Employees. I agree that for a period of twelve (12) months immediately following the termination of my relationship with the Company, I shall not either directly or indirectly solicit, induce recruit or encourage any of the Company’s employees to leave their employment or take away such employees, or attempt to solicit, induce, recruit, encourage to take away employees of the Company, either for myself or for any other person or entity.

5. Equitable Remedies. I agree that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in Sections 1, 2, 3 and 4 herein. Accordingly, I agree that if I breach any of such Sections, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of

701 market street, suite 200 philadelphia, pa 19106 | p 215-546-7909 f 215-971-8494 www.fivebelow.com

any such provision of this Agreement. I further agree that no bond or other security shall be required in obtaining such equitable relief and, I hereby consent to the issuance of such injunction and to the ordering of specific performance. It is understood that any failure or delay by the Company in exercising any right, power or privilege hereunder shall not operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof.

6. Miscellaneous.

6.1. Governing Law. This Agreement will be governed by the laws of the Commonwealth of Pennsylvania.

6.2. Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions and agreements between us. No modification of or amendment to the Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement. If any court determines that any provision of this agreement is unenforceable because of its duration or geographic scope or otherwise, then that court will have the power to modify such provision and, in its amended form, such provision will then be enforceable

6.3. Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

6.4. Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

6.5. Acknowledgement. By executing this agreement, you are acknowledging that you have been provided with ample time to carefully review each of the provisions of this letter agreement and to consult with counsel of your choice, and that you fully understand each of the provisions of this agreement.

6.6. Counterparts. This letter agreement may be executed and delivered by facsimile signature in two or more counterparts, each of which shall constitute an original instrument and all of which, together, shall constitute the same letter agreement.

ACCEPTED AND AGREED:

/s/ Winnie Park
Name: Winnie Park

Date: December 2, 2024

701 market street, suite 200 philadelphia, pa 19106 | p 215-546-7909 f 215-971-8494 www.fivebelow.com

APPENDIX C

GENERAL RELEASE OF CLAIMS

A general release is required as a condition for receiving the severance payments described in the offer letter between Five Below, Inc. (the “Company”) and Winnie Park (“you”) dated December 2, 2024, (the “Agreement”); thus, by executing this general release (“General Release”), you, on your own behalf and on behalf of your heirs, estate and beneficiaries, generally release and forever discharge the Company, its predecessors, successors or assigns, affiliates, shareholders or members, and their respective managers, members, partners, officers, directors, agents and employees and each of their heirs, executors, successors and assigns (individually a “Released Party” and collectively the “Released Parties”) from any and all claims and causes of action of every kind, nature and description whatsoever, whether known, unknown or suspected to exist, which you ever had or may now have, against any of the Released Parties, arising out of or relating to your employment relationship with the Company, and/or your separation from that employment relationship, including but not limited to:

a. All claims arising out of or relating to the statements, actions, or omissions of the Released Parties.

b. All claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Americans with Disabilities Act of 1990, as amended; the Civil Rights Act of 1991; the Family and Medical Leave Act of 1993; the Equal Pay Act of 1963; the Worker Adjustment and Retraining Notification Act; the Employee Retirement Income Security Act of 1974; the Fair Credit Reporting Act; and any other federal, state or local anti-discrimination acts, state wage payment statutes and non-interference or non-retaliation statutes under any applicable state or local laws or ordinances or any other legal restrictions on the Released Parties’ rights.

c. All claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; promissory estoppel; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law.

d. All claims for compensation of any kind, including without limitation, commission payments, bonus payments, vacation pay, expense reimbursements, reimbursement for health and welfare benefits, and perquisites including payments, benefits, and reimbursements; except as otherwise provided in Section 11 of the Agreement.

e. All claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages.

f. All claims for attorneys’ fees, costs, and interest.

The foregoing release shall not extend to the following: (i) your rights to receive severance under Section 11 of the Agreement; (ii) any rights you may have to receive vested amounts under any of the Company’s equity plans or grants, employee benefit plans and/or pension plans or programs; (iii) your rights to medical benefit continuation coverage, on a self-pay basis, pursuant to federal law (COBRA); (iv) any rights or claims that the law does not allow to be released and/or waived by private

701 market street, suite 200 philadelphia, pa 19106 | p 215-546-7909 f 215-971-8494 www.fivebelow.com

agreement; (v) any rights or claims that are based on events occurring after the date on which you sign this General Release; (vi) any rights or claims that you have in your capacity as a stockholder of the Company; and (vii) any claims to indemnification or insurance coverage, including but not limited to “D&O coverage”, that you may have with respect to any claims made or threatened against you in your capacity as a director, officer or employee of the Company.

You acknowledge and agree that even though claims and facts in addition to those now known or believed by you to exist may subsequently be discovered, it is your intention to fully settle and release all claims you may have against the Released Parties, whether known, unknown or suspected.

It is further understood and agreed that you are waiving any right to initiate an action in state or federal court by you or on your behalf alleging discrimination on the basis of race, sex, religion, national origin, age, disability, marital status, or any other protected status or involving any contract or tort claims based on your termination from the Company. It is also acknowledged that your termination is not in any way related to any work-related injury.

Notwithstanding any other provision hereof, this Release does not:

(a) prohibit or restrict your ability to file a charge or complaint with or participate, testify, or assist in any investigation, hearing or other proceeding before the Equal Employment Opportunity Commission, Occupational Safety and Health Administration, National Labor Relations Board, or similar state or local agency (but does preclude your ability to obtain personal relief in connection with such activities); or

(b) prohibit you from (i) communicating with the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the Commodity Futures Trading Commission, the Financial Industry Regulatory Authority or any similar state or federal government or regulatory authority; (ii) making any other disclosures that are protected under the whistleblower provisions of federal or other law or regulation; (iii) participating in any investigation or proceeding that may be conducted by an such agency or authority, in connection with reporting a possible securities law violation without notice to the Company; and (iv) receiving an individual monetary award or other individual relief by virtue of participating in such governmental whistleblower program.

This General Release shall be construed and enforced in accordance with, and governed by, the laws of the Commonwealth of Pennsylvania, without regard to principles of conflict of laws. If any clause of this General Release should ever be determined to be unenforceable, it is agreed that this will not affect the enforceability of any other clause or the remainder of this General Release.

You understand and agree that the compensation and benefits described in the Agreement offer you consideration greater than that to which you would otherwise be entitled. You acknowledge that before entering into this agreement, you have had the opportunity to consult with any attorney or other advisor of your choice, and you have been advised to do so, and to the extent you deem appropriate, you have fully availed yourself of this right. You acknowledge that you have executed this General Release knowingly and voluntarily with full understanding of its terms and after having been advised and having had the opportunity to seek and receive advice and counsel from your attorney. You acknowledge that you have been given a period of at least 21 days within which to consider this General Release or have knowingly and voluntarily waived your right to do so. You understand that you may revoke this General Release during the seven days following the execution of this General Release by delivering notice to the Company, to the attention of its General Counsel, at 701 Market Street, Suite 200, Philadelphia, PA 19106. If no such revocation occurs, this General Release shall become effective on the eighth day following the execution of this General Release.

[ Signature Page Follows ]

701 market street, suite 200 philadelphia, pa 19106 | p 215-546-7909 f 215-971-8494 www.fivebelow.com

I hereby state that I have carefully read this General Release and that I am signing this General Release knowingly and voluntarily with the full intent of releasing the Released Parties from any and all claims, except as set forth herein. Further, if signed prior to the completion of the 21 day review period, this is to acknowledge that I knowingly and voluntarily signed this General Release on an earlier date.

Date	Winnie Park